PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-161645

UNIFY CORPORATION

Up to 2,787,670 Shares of Common Stock

     The selling stockholders of Unify Corporation listed on page 9 or their transferees may dispose of the following shares of our common stock under this prospectus, for each of their own accounts:

  1,700,093 shares of our common stock; and

  Up to 347,395 shares of our common stock which we will issue upon the conversion of certain convertible notes; and

  Up to 740,182 shares of our common stock which we will issue upon exercise of outstanding warrants.

     Of the 2,787,670 shares included in this Prospectus 2,509,987 have been previously registered on behalf of the selling stockholders in 2004 and 2007. These shares are included in this Prospectus due to Unify re-registering these shares on the Form S-3 registration statement of which this prospectus is a part. A total of 277,683 shares are being registered and included in this prospectus for the first time.

     The number of shares covered by this prospectus includes shares of common stock that are issuable upon the conversion of certain notes and the exercise of certain warrants. The prices at which the selling stockholders or their transferees may dispose of their Unify shares or interests therein may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices. Information regarding the selling stockholders and the times and manner in which they may dispose of the shares or interests therein under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from such dispositions, but we will receive the exercise price of the warrants if the warrants are exercised and we will discharge our indebtedness under the convertible notes to the extent that the convertible notes are converted.

     All share, per share, exercise price and conversion price numbers in this Prospectus have been adjusted to reflect the effect of a 1-for-5 reverse stock split we implemented on June 24, 2007.

TRADING SYMBOL

     Our common stock trades on the NASDAQ under the symbol “UNFY.” On November 5, 2009, the closing price of common stock on the NASDAQ was $2.68 per share. The 2,787,670 shares of common stock covered by this prospectus represent a substantial percentage of our total outstanding equity securities. Registering such a large percentage of our total outstanding securities may have an adverse effect on the market price for our common stock.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK

     Investing in the common stock covered by this prospectus is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the “Risk Factors” section of this prospectus beginning on page 4 which describes the specific risks associated with an investment in our company as well as with these particular securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passes upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     Please read this Prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this Prospectus all the material information that you will need to make an investment decision.

     We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus.

The date of this Prospectus is November 12, 2009

TABLE OF CONTENTS

     As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Unify Corporation that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus does not constitute an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference are accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUMMARY

     You should read the entire prospectus, including the information set forth in “Risk Factors,” and all the information incorporated by reference, before making an investment decision.

Unify Corporation

     Unify Corporation (the “Company,” “we,” “us” or “our”) is a global provider of application modernization, data management and application development solutions. Our migration solutions, development software and embedded databases allow customers to modernize and maximize their application environment. Our award-winning technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify’s strategy is to help businesses modernize mission-critical legacy applications and data. Based on market requirements for application modernization, our solutions help companies increase speed and agility, improve asset reuse, lower IT costs, reduce business risks and exposures, and free information previously locked within proprietary systems.

     Unify serves more than 10,000 end user corporate information technology (“IT”) department customers, 35 distributors and 250 software value-added resellers (“VARs”), solutions integrators (“SIs”) and independent software vendors (“ISVs”) partners across the globe. Our clients represent diverse industries including energy, financial services, government, health care, insurance, manufacturing, retail, telecommunications and more. We market and sell products directly in the United States, Australia, Singapore, United Kingdom (“UK”), France, Germany and Canada, and indirectly to more than 50 countries through worldwide distributors in Europe, Middle East and Africa (“EMEA”), Asia Pacific and Latin America.

     Over the past five years, we have expanded our product offering to adapt to evolving market requirements. Our application modernization solutions include Composer for Lotus Notes, Composer Sabertooth, Composer for Oracle Forms and Composer for COBOL. Our application development product families include NXJ Developer, Team Developer, ACCELL and VISION; and our data management software includes SQLBase and DataServer. We also have an integrated content archiving software solution, the AXS-One Compliance Platform ™, which enables organizations to securely capture, index, archive, retrieve, review, share, search, supervise and manage the retention, disposition, preservation and destruction of electronic records.

     Unify was initially incorporated in California in 1980 and later reincorporated in Delaware on April 10, 1996. We are headquartered in Roseville, California, and have offices in Maryland, New Jersey, Australia, Singapore, France, Germany, the UK and Canada. Our headquarters office is located at 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661. Our telephone number is (916) 218-4700 and our website address is http://www.unify.com.

RISK FACTORS

     Investing in our securities will be subject to risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the following factors as well as other information contained or incorporated by reference in this prospectus before deciding to invest in our securities.

Risks Related to the Offering

Issuance of the shares registered hereunder upon exercise of warrants or conversion of notes and the sale of the shares registered hereunder in the market could adversely affect our stock price.

     The 2,787,670 shares registered hereunder, if issued, would represent a significant percentage of our outstanding equity securities and our public float. If all or a substantial portion of these shares are issued and subsequently resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

The conversion ratio of the convertible notes and the exercise price of the warrants may be substantially below the market price of our stock at the time of exercise.

     Some of the shares covered by this Prospectus are issuable at conversion ratios or exercise prices from between $1.35 and $5.00 per share. These conversion ratios and exercise prices are subject to downward adjustment in the event we issue additional shares of common stock at prices below the then-current conversion ratio or exercise price. Conversion of the notes or exercise of the warrants is only likely to occur at such time as the conversion ratio or exercise price, as the case may be, is lower than the current market price for our stock. Issuance of common stock at a price below our current market price would have a dilutive effect on current stockholders and could potentially have a negative impact on our stock price.

Risks Relating to the Company

Deterioration in general economic conditions has caused and could cause additional decreases or delays in spending by customers and could harm the ability to generate license revenues and the results of operations.

     The state of the global economy and availability of capital has and could further impact the spending patterns of existing and potential future customers. Any reduction in spending by, or loss of, existing or potential future customers would cause revenues to decline. Further, it may be difficult to adjust expenses and capital expenditures quickly enough to compensate for any unexpected revenue shortfall.

     Software purchases tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Since most revenues are derived from sales of software licenses, the current deterioration in economic conditions has caused and could cause additional decreases in or delays in software spending and is likely to reduce software license revenues and negatively impact the short term ability to grow revenues. Further, any decreased collectability of accounts receivable or early termination of agreements due to the current deterioration in economic conditions could negatively impact the results of operations.

If we default on any secured loan, all or a portion of our assets could be subject to forfeiture.

     To finance the cash portion of the acquisition of Gupta Technologies in 2006 and provide working capital, we entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest on November 20, 2006. Under the Loan Agreement, we granted to ComVest a first priority security interest in substantially all of our assets. If we default on the Loan Agreement and are unable to cure the default pursuant to the terms of the agreement, our lender could take possession of any or all assets in which it holds a security interest, including intellectual property, and dispose of those assets to the extent necessary to pay off the debts, which could seriously harm our business. Furthermore, we may enter into other secured credit or loan agreements in the future. As of April 30, 2009, the outstanding loan balance of convertible debt was $1.4 million.

We are subject to intense competition.

     We have experienced and expect to continue to experience intense competition from current and future competitors including IBM, Microsoft Corporation, and Oracle Corporation. Often, these competitors have significantly greater financial, technical, marketing and other resources than Unify, in addition to having greater name recognition and more extensive customer bases. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can.

     In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could adversely affect our ability to sell additional licenses and maintenance and support renewals on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could adversely affect our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competition, and the failure to do so would have an adverse effect upon our business, operating results and financial condition.

The markets in which we compete are subject to rapid technological change.

     The markets in which we compete are characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable.

     Our future success will depend in part upon our ability to address the increasingly sophisticated needs of customers by developing new product functionality and enhancements that keep pace with technological developments, emerging industry standards and customer requirements.

     There can be no assurance that our products will continue to be perceived by our customers as technologically advantageous or that we will not experience difficulties that delay or prevent the sale of enhancements to existing products that meet with a significant degree of market acceptance. If the release dates of any future product enhancements, or new products are delayed, or if when released, they fail to achieve market acceptance, our business, operating results, and financial condition would be adversely affected.

We are dependent on indirect sales channels.

     A significant portion of our revenues are derived from indirect sales channels, including ISVs, VARs and distributors. ISVs, VARs and distributors accounted for approximately 61%, 64% and 61% of our software license revenues for fiscal 2009, 2008 and 2007, respectively. Our success therefore depends in part upon the performance of our indirect sales channels, over which we have limited influence. Our ability to achieve significant revenue growth in the future depends in part on maintaining and expanding our indirect sales channels worldwide. The loss of any major partners, either to competitive products offered by other companies or to products developed internally by those partners, or the failure to attract effective new partners, could have an adverse effect on our business, operating results, and financial condition.

There are numerous risks associated with our international operations and sales.

     Revenues derived from our international customers accounted for 68%, 78% and 73% of our total revenues, with the remainder from North America, in fiscal 2009, 2008 and 2007, respectively. If the revenues generated by our international operations are not adequate to offset the expense of maintaining such operations, our overall business, operating results and financial condition will be adversely affected. There can be no assurance that we will continue to be able to successfully market, sell and deliver our products in these markets. Although we have had international operations for a number of years, there are certain unique business challenges and risks inherent in doing business outside of North America, and such challenges and risks can vary from region to region. These include unexpected changes in regulatory requirements; export restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe and other parts of the world; unfamiliar or unusual business practices; and potentially adverse tax consequences, any of which could adversely impact the success of our international operations. There can be no assurance that one or more of these factors will not have an adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. In addition, the Company’s subsidiaries and distributors in Europe, Australia, Singapore, Canada and Japan operate in local currencies. If the value of the U.S. dollar increases relative to foreign currencies, our business, operating results and financial condition could be adversely affected.

Our stock price may be subject to volatility.

     Unify’s common stock price has been and is likely to continue to be subject to significant volatility. A variety of factors could cause the price of the common stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Unify or its competitors; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; and developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our common stock.

     Beginning on August 25, 2008, the Company’s stock started trading on the NASDAQ. Prior to being traded on the NASDAQ, the Company’s stock was traded over-the-counter on the “bulletin board”. Even though our stock is now traded on the NASDAQ, we do not receive any analyst coverage, our stock is thinly traded and our stock is considered to be micro cap stock. Our stock is therefore subject to greater price volatility than other larger companies whose stock trades on national market systems or major exchanges.

Our quarterly operating results may be subject to fluctuations and seasonal variability.

     Unify’s quarterly operating results have varied significantly in the past and we expect that they could vary significantly in the future. Such variations could result from the following factors: the size and timing of significant orders and their fulfillment; demand for our products; the quantity, timing and significance of our product enhancements and new product announcements or those of our competitors; our ability to attract and retain key employees; seasonality; changes in our pricing or our competitors’; realignments of our organizational structure; changes in the level of our operating expenses; incurrence of extraordinary operating expenses, changes in our sales incentive plans; budgeting cycles of our customers; customer order deferrals in anticipation of enhancements or new products offered by us or our competitors; product life cycles; product defects and other product quality problems; currency fluctuations; and general domestic and international economic and political conditions.

     Due to the foregoing factors, quarterly revenues and operating results may vary on a quarterly basis. Revenues and quarterly results may vary because software technology is rapidly evolving, and our sales cycle, from initial evaluation to purchase and the providing of maintenance services, can be lengthy and vary substantially from customer to customer. Because we normally deliver products within a short time of receiving an order, we typically do not have a backlog of orders. As a result, to achieve our quarterly revenue objectives, we are dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, we generally recognize a substantial portion of our software license revenues at the end of a quarter. Our expense levels largely reflect our expectations for future revenue and are therefore somewhat fixed in the short term.

     We expect that our operating results will continue to be affected by the continually challenging IT economic environment as well as by seasonal trends. In particular, we anticipate relatively weaker demand in the fiscal quarters ending July 31 and October 31 as a result of reduced business activity in Europe during the summer months.

Our products are subject to lengthy sales cycles.

     Our application modernization solutions are used to implement comprehensive solutions including complete technology platform transitions and new applications. As a result, the delivery of our application modernization solutions generally involves a four to ten week implementation time and a significant commitment of management attention and resources by prospective customers. Accordingly, our sales cycle is subject to delays associated with the long approval process that typically accompanies significant initiatives or capital expenditures. Our business, operating results, and financial condition could be adversely affected if customers reduce or delay orders. There can be no assurance that we will not continue to experience these and additional delays in the future. Such delays may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect those results.

Our software products could contain defects and could be subject to potential release delays.

     Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. There can be no assurance that, despite testing by us and current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have an adverse effect upon our business, operating results and financial condition. Additionally, if the release dates of any future Unify product line additions or enhancements are delayed or if, when released, they fail to achieve market acceptance, our business, operating results, financial condition and cash flows would be adversely affected.

Our license agreements may not protect us from product liability claims.

     The license agreements we have with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of current and future products may involve the risk of such claims, any of which are likely to be substantial in light of the use of these products in the development of core business applications. A successful product liability claim brought against the Company could have an adverse effect upon our business, operating results, and financial condition.

We rely upon technology from certain third-party suppliers.

     Unify is dependent on third-party suppliers for software which is embedded in some of its products. We believe that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company. However, if any such third-party licenses were terminated, or not renewed, or if these third parties fail to develop new products in a timely manner, we could be required to develop an alternative approach to developing such products, which could require payment of additional fees to third parties or internal development costs and delays that might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could adversely affect our business, operating results and financial condition.

We may be subject to violations of our intellectual property rights.

     Unify relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our technology exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate and, to the extent such rights are not adequate, other companies could independently develop similar products using similar technology.

     Although there are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights, and we have received no notices that we are infringing or allegedly infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that we will be able to defend such claim or if necessary obtain licenses on reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have an adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require that we seek licenses from third parties and prevent us from developing and selling our products. Any of these situations could have an adverse effect on our business, operating results, and financial condition.

Our success is dependent upon the retention of key personnel and we may be unable to retain key employees.

     Our future performance depends on the continued service of key technical, sales and senior management personnel. With the exception of Unify’s president and chief executive officer, there are no other Unify technical, sales, executive or senior management personnel bound by an employment agreement. The loss of the services of one or more of our officers or other key employees could seriously harm our business, operating results and financial condition. Future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may fail to retain our key technical, sales and managerial employees, or attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Rapid growth may significantly strain our resources.

     If we are able to achieve rapid and successful market acceptance of our current and future products, we may undergo a period of rapid growth. This expansion may significantly strain management, financial resources, customer support, operational and other resources. To accommodate this anticipated growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have an adverse effect on our business, operating results, and financial condition. Moreover, there can be no assurance that our systems, procedures and controls will be adequate to support our future operations.

Our disclosure controls and procedures and our internal control over financial reporting may not be effective to detect all errors or to detect and deter wrongdoing, fraud or improper activities in all instances.

      While we believe we currently have adequate internal control over financial reporting, our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and fraud. In designing our control systems, management recognizes that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further the design of a control system must reflect the necessity of considering the cost-benefit relationship of possible controls and procedures. Because of inherent limitations in any control system, no evaluation of controls can provide absolute assurance that all control issues and instances of wrongdoing, if any, that may affect our operations, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, that breakdowns can occur because of simple error or mistake and that controls may be circumvented by individual acts by some person, by collusion of two or more people or by management’s override of the control. The design of any control system also is based in part upon certain assumptions about the likelihood of a potential future event, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in cost-effective control systems, misstatements due to error or wrongdoing may occur and not be detected. Over time, it is also possible that controls may become inadequate because of changes in conditions that could not be, or were not, anticipated at inception or review of the control systems. Any breakdown in our control systems, whether or not foreseeable by management, could cause investors to lose confidence in the accuracy of our financial reporting and may have an adverse impact on our business and on the market price for Unify’s common stock.

FORWARD-LOOKING STATEMENTS

     Some statements in this prospectus or any prospectus supplement, and the documents incorporated by reference in this prospectus or any prospectus supplement are known as “forward-looking statements,” as that term is used in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.

     When we use the words “believe,” “intend,” “expect,” “may,” “will,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

     We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the sections of this prospectus called “Risk Factors.” Those are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus or any prospectus supplement and the documents incorporated by reference in them are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock described in this prospectus.

SELLING STOCKHOLDERS

     The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock. The term “selling stockholders” includes the holders listed below and the beneficial owners of the shares and their transferees, pledges, donees or other successors.

     The information set forth in the following table is based upon information provided by each selling stockholder.

			Common Stock Beneficially
			Owned after the Offering (1)

	Common Stock		Common
	Beneficially Owned		Stock
	Prior to the		Offered in		Percent of
Name	Offering		this Offering	Number	Class
Special Situations Fund III QP, L.P. (2)	1,114,850	(3)	955,980	158,870	*
Special Situations Cayman Fund, L.P. (2)	372,567	(4)	336,569	35,998	*
Special Situations Private Equity Fund,
L.P. (2)	595,898	(5)	548,925	46,973	*
Special Situations Technology Fund,
L.P. (2)	102,747	(6)	94,837	7,910	*
Special Situations Technology Fund II,
L.P. (2)	501,246	(7)	460,743	40,503	*
ComVest Capital, LLC (8)	292,396	(9)	292,396	-	*
BlueLine Capital Partners III, L.P. (10)	759,942	(11)	26,250	733,692	7.2%
Jurika Family Trust U/A, 3/17/1989 (12)	896,886	(13)	26,250	870,636	8.6%
Harold D. Copperman (14)	150,951	(15)	17,500	133,451	1.3%
Sirius Trust (16)	179,023	(17)	17,500	161,523	1.6%
Iroquois Master Fund, Ltd.	10,720	(18)	10,720	-	*
____________________

*	Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 10,130,999 shares of the Company’s common stock outstanding as of July 31, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of July 31, 2009, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 1420 Rocky Ridge Drive, Suite 380, Roseville, CA 95661.

(2)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(3)	Consists of 829,087 shares of common stock, 181,805 shares issuable on the exercise of warrants and 103,958 shares issuable on the conversion of notes.

(4)	Consists of 276,890 shares of common stock, 61,891 shares issuable on the exercise of warrants and 33,786 shares issuable on the conversion of notes.

(5)	Consists of 440,775 shares of common stock, 100,545 shares issuable on the exercise of warrants and 54,578 shares issuable on the conversion of notes.

(6)	Consists of 74,253 shares of common stock, 18,098 shares issuable on the exercise of warrants and 10,396 shares issuable on the conversion of notes.

(7)	Consists of 369,342 shares of common stock, 85,123 shares issuable on the exercise of warrants and 46,781 shares issuable on the conversion of notes.

(8)	ComVest Capital, LLC (“ComVest”) is a Delaware limited liability company. The managing member of ComVest is ComVest Capital Management, LLC (“Management”). Michael Falk and Robert Priddy are the Managing Members of Management. ComVest directly beneficially owns 292,396 shares of the Issuer. Management, as managing member of ComVest, may be deemed to indirectly beneficially own such securities. Mr. Falk and Mr. Priddy, by virtue of their status as Co-Managing Members of Management, may be deemed to have indirect beneficial ownership of the securities owned by ComVest. However, Mr. Falk and Mr. Priddy disclaim any beneficial ownership of such securities.

On November 20, 2006, the Company entered into a revolving credit note agreement with ComVest Capital LLC. Under the terms of the agreement the Company can borrow up to $2.5 million. As of the date of this prospectus there was no amount outstanding on the revolver. The amount that can be borrowed under the revolver is based on the amount of eligible foreign and domestic accounts receivable outstanding. The revolver has an expiration date of November 30, 2010, and the Company incurs interest expense on funds borrowed at the prevailing prime rate plus 2.25% per annum.

(9)	Consists of 282,000 shares issuable on the exercise of warrants and 10,396 shares issuable on the conversion of notes.

(10)	BlueLine Capital Partners III, L.P. owns directly 100,074 shares of Unify common stock and notes convertible into up to 26,500 shares of Unify common stock. BlueLine Partners II, LLC is the sole general partner of BlueLine Capital Partners III, LP. An affiliated company, BlueLine Partners, LLC, is the sole general partner of BlueLine Capital Partners L.P. (which owns directly 507,476 shares of Unify common stock) and BlueLine Capital Partners II, L.P. (which owns directly 126,142 shares of Unify common stock). BlueLine Partners LLC is the sole general partner of each of BlueLine Capital Partners, L.P. and BlueLine Capital Partners II, L.P. Timothy Bacci and Scott Shuda are managing directors of BlueLine Partners, LLC. Mr. Bacci was appointed to Unify’s Board of Directors on August 20, 2009. All of the shares owned by the BlueLine entities described in this footnote were acquired upon completion of Unify’s acquisition of AXS-One on June 30, 2009.

(11)	Consists of 733,692 shares of common stock and 26,250 shares issuable on conversion of notes.

(12)	Jurika Family Trust U/A 3/17/1989 acquired an aggregate of 770,636 shares of Unify common stock upon completion of Unify’s acquisition of AXS-One on June 30, 2009. William Jurika is the trustee for the Jurika Family Trust and therefore has voting and dispositive power over the shares owned by Jurika Family Trust.

(13)	Consists of 870,636 shares of common stock and 26,250 shares issuable on the conversion of notes.

(14)	Mr. Copperman acquired an aggregate of 133,451 shares of Unify common stock upon completion of Unify’s acquisition of AXS-One on June 30, 2009.

(15)	Consists of 133,451 shares of common stock and 17,500 shares issuable on the conversion of notes.

(16)	Sirius Trust acquired an aggregate of 161,523 shares of Unify common stock upon completion of Unify’s acquisition of AXS-One on June 30, 2009. Primafides (Suisse) SA is the trustee of Sirius Trust and has voting and dispositive power over the shares held by Sirius Trust. The Board of Directors of Primafides (Suisse) SA, which exercises voting and dispositive power over Primafides (Suisse) SA, consists of Phillipe de Salis, Dean Philip Graham, Magali Garcia-Baudin, Joseph Nigel Mifsud and Aris Tatis Solon.

(17)	Consists of 161,523 shares of common stock and 17,500 shares issuable on the conversion of notes.

(18)	Consists of 10,720 shares issuable on the exercise of warrants. Joshua Silverman has voting and dispositive powers over the warrants for Iroquois Master Fund.

     2009 Bridge Financing

     In June 2009, Unify assumed from four former stockholders of AXS-One secured convertible promissory notes in aggregate principal amount of $250,000. The notes bear interest at 5% per annum and are payable in 12 equal installments of principal and interest beginning June 30, 2010. The principal and accrued interest may be converted into shares of Unify common stock at any time at a conversion ratio of $3.00 per share, subject to adjustment. The shares issuable on conversion of these notes are registered in the Company’s registration statement on Form S-3 of which this prospectus is a part.

     2009 Warrant Exchange

     On April 24, 2009, the Company issued to Special Situations Funds warrants to purchase up to 190,182 shares of Unify’s common stock, in exchange for Special Situations Funds’ agreement to exercise certain previously issued warrants for cash. Shares issuable upon exercise of these warrants are registered in the Company’s registration statement on Form S-3 of which this prospectus is a part.

PLAN OF DISTRIBUTION

     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices.

     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales after the date the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out short positions entered into after the date the registration statement of which this prospectus is a part is declared effective by the SEC, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the selling stockholders and their affiliates and underwriters against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus; provided however that we will not be required to indemnify any selling stockholder to the extent that any loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to us in writing specifically for use in this prospectus and in the registration statement. Likewise, each selling stockholder has agreed, severally but not jointly, to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company against any losses, claims, damages, liabilities, and expenses resulting from any untrue statement of a material fact or any omission of a material fact made in this prospectus or any violation by such selling stockholder of any rule or regulation promulgated under the Securities Act applicable to such selling stockholder and relating to action or inaction required of such selling stockholder in connection with the distribution of securities offered in this prospectus. No selling stockholder, however, will be liable to the Company for amounts in excess of the net proceeds received from the sale of such selling stockholder’s shares pursuant to this prospectus.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act, or any successor provision. To comply with the securities laws of certain states, if applicable, the shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares may be limited in its ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the shares by the selling stockholders. This may affect the marketability of the shares.

LEGAL MATTERS

     The validity of the common stock that is being offered pursuant to this prospectus will be passed upon by DLA Piper LLP (US), Sacramento, California.

EXPERTS

     The consolidated financial statements of Unify Corporation as of April 30, 2009 and 2008 and for each of the three years in the period ended April 30, 2009, included in our Annual Report on Form 10-K and incorporated by reference into this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

     Unify Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Unify Corporation at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. The SEC filings of Unify are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Unify stockholders may request a copy of such documents in writing or by calling Unify Corporation at (916) 218-4700, emailing Unify at investor_relations@Unify.com or writing to Unify Corporation, 1420 Rocky Ridge Drive, Suite 380, Roseville, California 95661, Attention: Investor Relations.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus, including all such filings filed after the date of the initial registration statement and prior to the effectiveness of the registration statement. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which is incorporated by reference in this prospectus modifies or supersedes that statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

     Copies of the registration statement, including all exhibits to it, may be obtained from the Commission’s principal office in Washington, D.C. upon the payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above. Copies of these materials may also be obtained from the EDGAR database.

     The following documents filed by us with the Commission pursuant to the Exchange Act are incorporated by reference herein:

1.	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed July 22, 2009 (file no. 001-11807);

2.	Our current Report on Form 8-K filed September 23, 2009 (file no. 001-11807);

3.	Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2009, filed September 18, 2009 (file no. 001-11807);

4.	Our current Report on Form 8-K/A filed September 15, 2009 (file no. 001-11807);

5.	Our current Report on Form NT 10-Q filed September 14, 2009 (file no. 001-11807);

6.	Our current Report on Form 8-K filed August 24, 2009 (file no. 001-11807); and

7.	Our current Report on Form 8-K filed July 6, 2009 (file no. 001-11807).

8.	Our current Report on Form 8-K filed July 2, 2009 (file no. 001-11807).

9.	Our current Report on Form 8-K filed July 2, 2009 (file no. 001-11807).

10.	Our current Report on Form 8-K filed May 21, 2009 (file no. 001-11807).

11.	An Amendment to our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2008, filed May 13, 2009 (file no. 001-11807).

12.	Our current Report on Form 8-K filed May 4, 2009 (file no. 001-11807).

13.	The description of the common stock contained in our Registration Statement on Form 8-A, filed June 6, 1996 (file no. 001-11807).

     We will provide to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated herein by reference. Requests should be directed to: Unify Corporation, 1420 Rocky Ridge Drive, Roseville, CA 95661, Attention: Chief Financial Officer.

UNIFY CORPORATION

UP TO 2,787,670 SHARES OF COMMON STOCK

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PROSPECTUS
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NOVEMBER 12, 2009